Exhibit 99.2
CABOT CORPORATION
SECOND QUARTER FISCAL YEAR 2006
SUPPLEMENTAL BUSINESS INFORMATION
(Unaudited)
Q2’06 vs. Q2’05 (Quarter over Quarter) Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax. Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which were approximately 69 million for both the second quarters of fiscal 2006 and fiscal 2005.

	Change in EPS	% Change in Volumes
Rubber blacks	($0.07)/sh	8%
Performance products	($0.10)/sh	(9)%
Inkjet colorants	$0.04/sh	48%
Superior MicroPowders	($0.01)/sh	N/A

Carbon Black Business:	($0.14)/sh

Fumed metal oxides	$0.00/sh	9%
Aerogel	$0.00/sh	N/A

Metal Oxides Business:	$0.00/sh

Supermetals Business:	($0.06)/sh	(3)%
Specialty Fluids Business:	$0.01/sh	N/A
Foreign Exchange:	($0.01)/sh
Other unallocated and tax related items	$0.04/sh
Certain Items	$1.17/sh (1)

Total	$1.01/sh

(1) Due to the Company’s net loss for the quarter ending March 31, 2005, common shares totaling 9 million were required to be excluded from the calculation of earnings per share, as including them would have had an antidilutive effect. However, in order to consistently present the change in earnings per share by business segment and product line from period to period, the per share amounts were calculated using the Company’s fully diluted weighted average common shares outstanding of 69 million. The $0.12 impact of this change in the weighted average common shares outstanding on both the business segment and product line results and certain items is reflected in this line.
Q2’06 vs. Q1’06 (Sequential Quarters) Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax. Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which were approximately 69 million for the second quarter of fiscal 2006 and 68 million for the first quarter of fiscal 2006.

	Change in EPS	% Change in Volumes
Rubber blacks	$0.04/sh	8%
Performance products	$0.00/sh	(3)%
Inkjet colorants	$0.01/sh	11%
Superior MicroPowders	($0.01)/sh	N/A

Carbon Black Business:	$0.04/sh

Fumed metal oxides	$0.03/sh	9%
Aerogel	$0.00/sh	N/A

Metal Oxides Business:	$0.03/sh

Supermetals Business:	$0.00/sh	(16)%
Specialty Fluids Business:	$0.00/sh	N/A
Foreign Exchange:	$0.00/sh
Other unallocated and tax related items	$0.06/sh
Certain Items and Change in Accounting Principle	($0.31)/sh

Total	($0.18)sh

Rubber Blacks Regional Analysis
Rubber blacks volume changes by region for the second quarter of fiscal year 2006 compared to both the second quarter of fiscal year 2005 and the first quarter of fiscal year 2006 were as follows:

Region	Q2 FY06 vs Q2 FY05	Q2 FY06 vs Q1 FY06
North America	3%	2%
South America	4%	9%
Europe	10%	20%
Asia Pacific	(3%)	(3%)
China	33%	4%

*	volume changes in Asia Pacific region exclude Cabot Japan K.K. volumes
Corporate and Business Expenses

(Dollars in millions)	Fiscal Year 2005		Fiscal Year 2006
	Q1	Q2	Q1	Q2
Selling and Administrative	$54	$56	$58	$59
Research and Technical	15	15	13	14
Capital Expenditures	30	39	106	52
•	The increase in selling and administrative costs from the second quarter of fiscal 2005 to the second quarter of fiscal 2006 was primarily due to costs associated with the business process excellence (“BPE”) initiative.

•	Approximately $57 million of capital expenditures for fiscal year 2006 are related to the acquisition of Cabot Japan K.K. in the first fiscal quarter.
Share Repurchases

	Q1 FY06	Q2 FY06
Total Shares Repurchased	85,733	76,316
Open Market Shares Repurchased	—	—
Cost of Open Market Purchases	—	—
•	Approximately 2.7 million shares remain available for purchase under the current Board of Directors’ authorization.
Cash & Financing Activities

(Dollars in millions)- at quarter end	Q1 FY06	Q2 FY06
Cash Balance	$120	$103
Marketable Securities	$15	—
Total Debt Outstanding	$544	$561
Long term debt	472	451
Current portion of long term debt	26	54
Short term debt	46	56
Working Capital
During the second quarter of fiscal 2006 working capital increased by $16 million on a constant dollar basis ($23 million at actual exchange rates) driven by higher accounts receivable levels from strong volumes and price increases, and higher inventory costs resulting from higher feedstock costs, partially offset by efforts to reduce inventory levels.
Effective Tax Rate
The Company’s tax provision for the second quarter of fiscal 2006 was $1 million. The Company’s effective tax rate from both net income and net income from continuing operations was 6% for the second quarter of fiscal 2006. Exclusive of the $27 million pre-tax payment referred to in the press release, the effective tax rate from continuing operations would have been approximately 26%.